UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Nuveen Global High Income Fund (JGH)

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Nuveen Global High Income Fund Letter to Shareholders

Your Board’s Highly Qualified Trustees, With A Track Record of Responsible Governance and Creating Sustainable Value for All Shareholders, Are the Clear Choice Over Saba’s Slate of Nominees

Vote on the WHITE Proxy Card Today “FOR ALL” the Fund’s Experienced Nominees

March 15, 2021

Dear Shareholder,

As our April 6th annual meeting approaches, we want you to possess all the necessary facts to make an informed decision. This is particularly important given the misleading information being disseminated by Saba Capital Master Fund, Ltd. (Saba), a short-term focused dissident hedge fund.

As a reminder, your Fund’s experienced, entirely independent Board of Trustees unanimously recommends that you:

•

Vote on the WHITE proxy card “FOR ALL” of your Board’s nominees—Jack B. Evans, Albin F. Moschner and Matthew Thornton III— a team of highly qualified, experienced Trustees, bringing superior closed-end fund experience and a strong track record of responsible, independent governance in the oversight of your Fund.

•	Do not support a proposal from Saba to pack the Board with its hand-picked nominees who lack any relevant closed-end fund experience and are beholden to Saba and its short-term interests.

STRONG PERFORMANCE

•	JGH has delivered on its investment objective of paying a meaningfully higher level of income as compared to the income return its benchmark (Bloomberg Barclays Global High Yield Hedged Index)
•	JGH has delivered competitive peer- and benchmark-relative market price returns

BEST-IN-CLASS FUND GOVERNANCE

•

Your experienced Board has a track record of taking thoughtful actions designed to enhance shareholder value, including share repurchases, dividend management programs and expense reductions through fund-level and complex-wide fee breakpoints.

•

In order to continue fulfilling the Fund’s mission to deliver high current income to shareholders, governance provisions have been adopted to protect shareholders against short-term, self-interested hedge funds.

•

Your Fund’s Board, in part due to its rigorous attention to its recruitment strategy, is currently composed of trustees who are 50% diverse in terms of gender and ethnicity, providing for a wide range of opinions, perspectives and experience.

•

Your Board consistently demonstrates their ability to live up to the Fund’s Governing Principles and the fiduciary responsibility it owes to Fund shareholders, focused on creating sustainable value for all Fund shareholders over time.

The Fund’s Nominating and Governance Committee considered the impressive backgrounds of your Board’s nominees and determined they will better serve the long-term interests of all shareholders than Saba’s handpicked nominees, whose only qualification is their loyalty to Saba.

In particular, we would highlight the impressive backgrounds of each of the Board’s nominees:

•	Jack B. Evans - Formerly President and COO of a regional financial services firm, Mr. Evans also has Board experience serving as a Chairman of a private philanthropic corporation.

•

Albin F. Moschner - Founder of a management consulting firm focused on operational, management and governance solutions following a career holding multiple senior executive positions at a wireless services provider.

•

Matthew Thornton III - Experienced executive with over 40 years of broad leadership and operating experience from his career with FedEx Corporation and Board experience serving as a Director of the Sherwin-Williams company.

The Board’s qualifications and history stand in direct contrast to Saba’s two nominees, whose only relevant closed-end fund experience relates to their activities in service of Saba’s interests.

•	Neither of Saba’s nominees has any knowledge of your Fund’s investment objective or overall strategies.
•

Saba and its nominees have NOT demonstrated a bona fide interest in fund governance or stewardship in service of your long-term interests, but instead seek to coerce funds into taking actions that would generate short-term trading profits at your expense.

•	The election of Saba’s nominees would result in a less experienced Board.

Please reject Saba’s self-interested efforts to put your investment future returns at risk.

We urge you to review our proxy materials. Voting takes just a few minutes and can be done online, by phone or mail by following the instructions on the enclosed WHITE proxy card.

Saba may contact you by mail to solicit your vote. Please do not mail in the gold proxy card sent to you by the Saba hedge fund or any proxy card other than the WHITE proxy card.

Thank you for your continued support.

Sincerely,

Terence J. Toth

Chair of the Board of Trustees

Nuveen Global High Income Fund

If you have any questions, please call the Fund’s proxy solicitor, Georgeson LLC, toll-free at 866-431-2108.